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                                                                                                                   Exhibit 12
                                                                                                                   1/19/96
                               GULF POWER COMPANY
           Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1994
                 and the twelve months ended December 31, 1995

                                                                                                                     Twelve
                                                                                                                     Months
                                                                                                                      Ended
                                                                    Year ended December 31,                        December 31,
                                                 1990          1991         1992          1993          1994          1995
                                             -------------------------------Thousands of Dollars-------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges         $    91,083   $  107,854   $    98,422   $    96,088   $    93,407   $    92,693
      Federal and state income taxes              21,640       36,181        28,569        28,304        40,848        24,871
      Deferred  income taxes, net                  1,837       (3,392)        3,322         5,347        (6,986)        9,315
      Deferred  investment  tax credits              -            -             -             -             -             -
      AFUDC - Debt funds                              (1)          95            46           454           656           187
                                             -----------   ----------   -----------   -----------   -----------   -----------
         Earnings as defined                 $   114,559   $  140,738   $   130,359   $   130,193   $   127,925   $   127,066
                                             ===========   ==========   ===========   ===========   ===========   ===========



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt              $    43,215   $   41,665   $    35,792   $    31,344   $    27,124   $    23,294
   Interest on interim  obligations                  693          280         1,041           870         1,509         2,931
   Amort of debt disc, premium and
     expense, net                                    603          699         1,032         1,412         1,834         2,014
   Other interest  charges                         2,422        2,272         1,410         2,877         2,442         1,674
                                             -----------   ----------   -----------   -----------   -----------   -----------
         Fixed charges as defined            $    46,933   $   44,916   $    39,275   $    36,503   $    32,909   $    29,913
                                             ===========   ==========   ===========   ===========   ===========   ===========


RATIO OF EARNINGS TO FIXED CHARGES                  2.44         3.13          3.32          3.57          3.89          4.25
                                                    ====         ====          ====          ====          ====          ====
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